                                                            EXHIBIT 10(iii)(a)21

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                  This Agreement, dated as of October 1, 2002, by and between Betsy J. Bernard (the "Executive") and AT&T Corp., a New York corporation (the "Company").

                                 WITNESSETH THAT

                  WHEREAS, the Company has offered the Executive, and the Executive has accepted, employment on the terms and conditions set forth in this Agreement; and

                  WHEREAS, the Company and the Executive wish to set forth such terms and conditions in a binding written agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

                  1. Term of Employment. The term of the Executive's employment under this Agreement (the "Term") shall begin on October 1, 2002 (the "Effective Date") and end on September 30, 2005; provided, that the Term shall be extended by successive periods of one (1) year, effective as of each Renewal Date (as defined in the next sentence), unless, before any Renewal Date, the Company shall have notified the Executive or the Executive shall have notified the Company that no such extension shall take place, in each case at least ninety (90) days prior to the expiration of the then-current Term (a "Notice of Nonrenewal"); and provided, further, that the Term shall in any event end upon a Termination, as set forth in Section 5 below. "Renewal Date" means each October 1 following a September 30 that occurs during the Term, beginning with October 1, 2005.

                  2. Position, Duties and Location. (a) Position. Beginning on the Effective Date, the Executive shall serve as the Chief Executive Officer of AT&T Business Services, with the duties and responsibilities customarily assigned to that position and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time reasonably assign to the Executive consistent with Executive's position. Beginning on the Distribution Date, as the term is defined in the Employee Benefits Agreement, dated December 19, 2001, by and between AT&T Corp. and AT&T Broadband Corp., but in no event later than December 31, 2002 and continuing through the remainder of the Term, the Executive shall serve as President of AT&T Corp. and the Chief Executive Officer of AT&T Business Services, with the duties and responsibilities customarily assigned to that position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive consistent with Executive's position. The Executive shall at all times report directly to the Chairman and Chief Executive Officer of AT&T Corp.

                           (b)      Duties. During the Term, the Executive shall
devote Executive's full business attention and time to the business and affairs of the Company and shall use

Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, civic or charitable boards or committees, and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or otherwise violate the Executive's obligations hereunder. The Executive hereby acknowledges that Executive has received a copy of the Non-Competition Guideline (such Guideline and any successor policy thereto, the "Non-Competition Guideline"), and that Executive understands that compensation and benefits otherwise payable to Executive under this Agreement are subject to the terms of Section 8(c) hereof and to the terms of the Non-Competition Guideline. Notwithstanding the second sentence of this Section 2(b), the Executive shall not serve on any corporate, civic or charitable boards or committees without first disclosing such proposed service to the Corporate Secretary of Company (the "Corporate Secretary") and obtaining the consent of the Corporate Secretary to such service, and in any event Executive shall not serve on any board or committee of an entity that is a competitor of the Company within the meaning of the Non-Competition Guideline. The Executive hereby represents to the Company that Executive has previously informed the Corporate Secretary of the boards and committees on which Executive presently serves, and has obtained the Corporate Secretary's consent to Executive remaining a member of such boards and committees.

                           (c)      The Executive's services shall be performed
primarily at the Company's current offices in Bedminster, N.J. or such other location within 35 miles thereof as the Company may hereafter determine.

                  3. Compensation. (a) Base Salary. During the Term, the Executive shall receive a base salary (the "Base Salary") at an annual rate of not less than eight hundred fifty thousand dollars ($850,000), payable at such times and intervals as the Company customarily pays the base salaries of other members of the Company's Operations Group or any comparable successor group of senior executives (hereinafter, the "Other Senior Executives"). The Base Salary shall be reviewed in March 2003 and annually thereafter during the Term for possible increase in accordance with the Company's normal practices for the Other Senior Executives. The Base Salary shall not be reduced, including, after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

                           (b)      Annual Bonus. The Executive shall be
eligible to earn an annual bonus (the "Annual Bonus") based on individual and Company performance, under the terms and conditions applicable to the Other Senior Executives. For 2002, the Executive's target Annual Bonus shall be a composite of one hundred twenty-five percent (125%) of the Base Salary earned by the Executive from October 1 through December 31, 2002 and one hundred percent (100%) of the Base Salary earned by the Executive from January 1 through September 30, 2002. For each subsequent year, the Executive's target Annual Bonus shall be one hundred twenty-five (125%) of the Executive's Base Salary earned during the fiscal year in question, subject to review by the Board for possible increase. Performance criteria with respect to the Annual Bonus will be established by the Board and communicated to the Executive in the same manner and at the same times as such criteria are communicated to other senior executives of the Company.

                           (c)      Long Term Incentive Compensation. (i) During
the Term, the Executive shall be eligible to receive awards under the Company's 1997 Long Term Incentive Program or any successor thereto (collectively, the "LTIP") in amounts and under the terms and conditions no less favorable than those applicable to the Other Senior Executives. Executive's award shall be issued at the same time, valued in the same manner (but not necessarily based on the same salary multiple) and contain the same components in the same ratio as the awards made to other members of the Company's Operations Group.

                           (d)      Special Tax Payment. Within seven days of
the execution of this Agreement, the Company shall make a cash payment to the Executive of two hundred seventy nine thousand five hundred eighty two dollars and fifteen cents ($279,582.15) to mitigate certain tax consequences to the Executive in connection with Executive's relocation to New Jersey.

                           (e)      Special Individual Pension. The Company
shall provide the Executive a Special Individual Pension. This Special Individual Pension is designed to provide Executive with a nonqualified pension payable from Company operating assets equal to the sum of the benefits that she would have received under the AT&T Management Pension Plan ("AT&T MPP"), the AT&T Non-Qualified Pension ("AT&T NQPP") and the AT&T Excess Compensation and Benefits Plan ("AT&T ECBPP") (collectively "the AT&T Pension Plans) if she had no break in service from January 5, 1977 until her Termination Date under this Agreement. Therefore, this Section shall assign as Executive's pensionable compensation certain amounts as the Executive's "Assumed Salary" and "Assumed Short Term Awards" for the period February 14, 1995 through April 8, 2001 in which Executive was not a Company employee. For this purpose Assumed Salary shall be one hundred thirty three thousand eight hundred dollars ($133,800) as of February 14, 1995, with an annual increase of sixty-six thousand six hundred dollars ($66,600) each March 1, beginning March 1, 1995 through March 1, 2001. Assumed Short Term Award for 1994 shall be $73,300. The Assumed Short Term Award for 1995 shall be forty-three percent (43%) of the applicable combination of the Executive's actual salary and Assumed Salary for 1995. The Assumed Short Term Award for each of the years 1996-1999 shall be fifty-five percent (55%) of the Assumed Salary for each such calendar year and the Assumed Short Term Award for 2000 shall be sixty (60%) of the Assumed Salary for the calendar year 2000. The Special Individual Pension shall apply the formulas as in effect from time to time under the AT&T Pension Plans to both the eligible compensation (as defined by the applicable AT&T Pension Plans) earned by the Executive during the years that Executive was a Company employee, and the Assumed Salary and Assumed Short Term Awards for the period Executive was not a Company employee, to determine what the Executive's pension payments would be under the AT&T Pension Plans if Executive had worked continuously for the Company from January 5, 1977 through Executive's Termination Date under this Agreement. This amount shall be Executive's Special Individual Pension. Upon the Executive's eligibility to receive benefits under the AT&T Pension Plans, the Company shall make payments to Executive under this Special Individual Pension, but the amount that would otherwise be owed to Executive under the Special Individual Pension shall be offset and reduced on an actuarially equivalent basis by the amount that Executive is eligible to receive at that time or subsequent thereto from the AT&T Pension Plans and both qualified and non-qualified payments from any pension plan(s) arising from Executive's employment with Qwest Communications International Inc. (including the entity formerly known as USWest). The form and duration of the payments of the Special Individual Pension will be in the same form and duration as payments made under the terms of the AT&T NQPP in effect at the time that the Executive commences Special Individual Pension benefits under this Section 3(e). The Company shall have the right to request confirmation from the Executive of the amounts that Executive is receiving from both qualified and non-qualified Qwest Communications International Inc. (including US West) pension plans. The Special Individual Pension paid under this Section 3(e) shall vest on April 1, 2006 and is contingent upon continued employment through such date; provided, however, that the Special Individual Pension shall vest immediately if the Executive's employment terminates due to death, Disability or for Good Reason, the Company terminates the Executive without Cause, or the Company is subject to a Change in Control, as each such term is defined in
Section 5 of this Agreement.

                           (f)      Special Individual Deferral. The Company
shall credit three million two hundred thousand dollars ($3,200,000) to a deferral account on October 1, 2003 ("Special Individual Deferral") in the Executive's name. The Special Individual Deferral shall vest on October 1, 2003 and from its establishment shall be credited with interest at a quarterly rate equal to one quarter (1/4) of the average rate applicable to the Ten (10) Year Treasury note for the prior calendar quarter, plus one-half of one percent (.5%). The establishment of the Special Individual Deferral shall be contingent upon Executive's employment with the Company on October 1, 2003, and if Executive is not employed with the Company on October 1, 2003, regardless of the reason, then Executive shall not receive this Special Individual Deferral. Notwithstanding anything in this Agreement to the contrary, the terms of the Special Individual Deferral are set forth in Attachment A to this Agreement and shall govern the deferral, payment and vesting of the Special Individual Deferral.

                           (g)      April 2001 Individual Deferral. The Special
Deferral Account (the "April 2001 Deferral") set forth in Section 5(c) of the Executive's April 9, 2001 Agreement ("Initial Employment Agreement") shall continue according to the terms and conditions under which it was established in the Initial Employment Agreement, except that the reference to vesting and payout in the event of a Special Voluntary Termination, as the Initial Employment Agreement defines that term, shall be eliminated.

                           (h)      Lake Tahoe home. When the Executive sells
Executive's Lake Tahoe home, the Company shall provide Executive a payment equal to the amount that the Company would have paid for real estate commissions, closing costs and shipment of household goods to New Jersey had the Executive been entitled to relocation benefits on the vacation home pursuant to the AT&T Relocation Plan B.

                           (i)      To the extent that the Company's
reimbursement of the Executive's relocation expense results in taxable income to the Executive, the Company will provide a tax allowance to offset the federal and state income and the Medicare portion of the FICA tax impact of this payment (to the extent not otherwise deductible or for which Executive is not entitled to an offsetting reduction in taxable income) and an additional allowance to offset the federal and state income and the Medicare portion of the FICA tax impact of the tax allowance itself.

                           (j)      Certain Long Term Incentive Compensation
from the Initial Employment Agreement. 2001 AT&T Performance Shares, 2001 AT&T Stock Options,

Restricted Stock Units, Seasoned Performance Shares, and the Special Grant of AT&T Restricted Stock awarded to the Executive under Sections 4(a), 4(b), 4(c), 4(d), 4(e), and 4(f) of the Executive's Initial Employment Agreement shall continue under their original terms, including, without limitation, the terms of
Section 7 of the Initial Agreement.

                           (k)      Certain Payments Not Benefit-Bearing. The
following amounts will not be counted for purposes of benefit accrual under any employee benefit plans and perquisite programs made available by the Company to its management and senior management employees (the "Employee Benefit Plans"):
(i) the Special Tax Payment; (ii) payments under Special Individual Pension;
(iii) Special Individual Deferral; (iv) April 2001 Individual Deferral; and (v) tax payments associated with the sale of the Lake Tahoe home. Notwithstanding the foregoing, in the event of a conflict between this Agreement and a particular plan, program or agreement regarding the inclusion or exclusion of payments under this Section, such plan and not this Agreement shall control.

                  4. Benefits. (a) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses that Executive incurs during the Term in carrying out Executive's duties under this Agreement, provided that Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses as in effect from time to time.

                           (b)      Benefits Generally. During the Term, the
Executive shall be entitled to participate in the Employee Benefit Plans, on the same terms and conditions as apply to the Other Senior Executives, as the same may be in effect from time to time. Without limiting the generality of the foregoing, Executive shall continue to be entitled to the benefits provided for under Sections 6 and 26 of the Initial Employment Agreement, except for Sections 6(c), (e) and (g) thereof and except that Executive's vacation entitlement shall be subject to the policies of the Company regarding carryover.

                           (c)      Perquisites. The Company shall provide
Executive with the perquisites of employment as are commonly provided to other member of the Operations Group.

                  5. Payments to Executive at Termination. (a) Consequences of Termination. If the Executive's employment with the Company is terminated for any reason other than Voluntary Resignation (as defined in Section 5(g) below) or Cause before the end of the Term of this Agreement, including without limitation as a result at the end of the Term pursuant to the Executive's or the Company's Notice of Nonrenewal, by action of the Company or the Executive or by reason of the Executive's death or Disability (as defined in Section 5(d) below) (a "Termination"), the Term shall end on the date of the Termination, and the Company and the Executive shall have no further obligations under this Agreement, except as provided in this Section 5. The Executive (or, in the case of Executive's death, the Executive's estate and/or beneficiaries) shall be entitled to the following upon a Termination: (i) to receive the Base Salary through the date of the Termination; (ii) payment of any Annual Bonus earned with respect to a completed fiscal year of the Company that is unpaid as of the date of Termination; (iii) payment of the Annual Bonus in the target amount for the year in which the termination occurs, prorated to reflect length of service during that year; (iv) payment of the April 2001

Deferral, and after September 30, 2003, the Special Individual Deferral and (v) all other compensation and benefits that may be provided under the terms and conditions of the Employee Benefit Plans.

                           (b)      Severance. Without limiting the generality
of the foregoing, upon a Termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (provided that a termination upon the Company's Notice of Nonrenewal shall also be considered without Cause) or by the Executive for Good Reason, the Executive shall be entitled to such benefits, if any, upon such Termination as may be provided for in, and subject to the terms and conditions (including the execution of any required release or other documentation or agreement) of, the AT&T Senior Officer Severance Plan (the "Severance Plan"), as in effect at the time of the Termination (including, if applicable, any change of control severance pay or benefits); provided, that such pay shall not duplicate any pay or benefits provided for under Section 5(a) above. The Executive shall also be entitled to the following, if the Severance Plan either does not provide the following or provides the following at a level less advantageous to the Executive, provided that the benefits received under this Section 5(b) may not duplicate benefits receive under the Severance Plan; provided, further, that the benefits received under this Section 5(b) are subject to Executive's execution of a release as required by the Non-Competition Guideline: (i) a lump sum severance payment equal to 200% of the sum of Executive's Base Salary and target Annual Bonus as in effect at the time of termination; provided that if Executive's termination is for Good Reason due to a reduction in any such amount, the amount use in calculating the severance payment shall be that in effect prior to the event giving rise to Good Reason; (ii) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants governing Company initiated terminations; (iii) continued vesting of outstanding 2001 Performance Shares and pay out in accordance with the terms thereof and pro rated vesting based on the date of Executive's termination for any Performance Shares awarded after 2001 with payment, if any, to be based on Company performance from the beginning of the applicable performance period through the end of the calendar year of Termination and payable as soon as practicable in the calendar year immediately following the calendar year in which the date of Termination occurs; (iv) lapse of restrictions on Restricted Stock and Restricted Stock Units; (v) payout at target for each Performance Share Cycle in which the Executive was participating at the time of Executive's Termination, prorated for the amount of time on the payroll in the applicable three (3) year cycle; (vi) vesting and payout of the April 2001 Individual Deferral established in the Initial Employment Agreement;
(vii) coverage for the Executive and Executive's eligible dependents under the Senior Management Separation Medical Plan; (viii) continuation of the Senior Management Universal Life Insurance; and (ix) financial counseling consistent with the type financial counseling provided to Executive under Section 6 of the Initial Employment Agreement, including income tax return preparation and a federal tax allowance to the Executive for the cost of the financial counseling, for the length of time specified in Section 6 of the Initial Employment Agreement or for the length of time specified under the Severance Plan with respect to financial counseling, whichever is greater (the "Financial Counseling Benefit").

                  For purposes of this Agreement, "Good Reason" shall mean the occurrence without Executive's express written consent of any of the following events:

                           (i)      Executive's demotion to a position which is
not of a rank and responsibility comparable to the positions set forth in
Section 2(a) of this Agreement; provided, however, that (1) while a change in the position to which Executive reports will constitute Good Reason, changes in the specific individuals to whom Executive reports shall not, alone, constitute Good Reason, and/or (2) a reduction in Executive's business unit's budget or a reduction in Executive's business unit's head count, by themselves, do not constitute Good Reason;

                           (ii)     A reduction in Executive's Annual Base
Salary Rate, Target Annual Incentive and/or "Target Annual Long Term Incentive Grants" for any calendar or fiscal year, as applicable, to an amount that is less than the Executive's Annual Base Salary Rate, Target Annual Incentive and/or Target Annual Long Term Incentive Grants (as applicable) that existed in the prior calendar or fiscal year, as applicable. For purposes of this Section 5(b), the dollar value of the "Target Annual Long Term Incentive Grants" shall exclude the value of any special one-time or non-ordinary course periodic long-term incentive grants, and shall be determined by valuing Performance Shares, Stock Units, Restricted Stock and Restricted Stock Units, etc., at the market share price utilized in valuing the annual Senior Management compensation structures in the materials presented to the Compensation and Employee Benefits Committee of the Company's Board of Directors (the "Committee") when authorizing such grants, and assuming 100% performance achievement if such grants include performance criteria. Stock Options and Stock Appreciation Rights will be valued by the Black-Scholes methodology (and related share price) as utilized in the materials presented to the Committee when authorizing such grants;

                           (iii)    the failure of the Company to appoint
Executive as President of AT&T Corp. by the earlier of (A) the date that is 30 days after the appointment of David Dorman as Chief Executive Officer of the Company, or (B) September 30, 2003; or

                           (iv)     the Company's breach of any material term of
this Agreement; provided that the Executive shall give written notice to the Company of Executive's termination of employment for Good Reason, such notice
(A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the termination for Good Reason is based and (B) to be given within six (6) months of the Executive's learning of such act or acts or failure or failures to act. The Company shall have ten (10) calendar days after the date that such written notice has been given by the Executive in which to cure such conduct, to the extent such cure is possible.

                           (c)      Termination Due to Death. In the event of a
Termination as a result of the Executive's death during the Term, Executive's estate or Executive's beneficiaries, as the case may be, shall be entitled to the following benefits in addition to, but not duplicative of, those provided for in Section 5(a) above: (i) a cash payment equal to the amount of the Executive's target Annual Bonus for the year of the Termination, pro-rated to reflect the portion of the performance year that occurs before the Termination payable in a single installment as soon as practicable following the Termination; (ii) the Financial Counseling Benefit; (iii) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants governing Death;
(iv) lapse of restrictions on Restricted Stock and Restricted Stock Units; (v) payout at target for each Performance Share Cycle in which the Executive was participating at the time of Executive's Death, prorated for the amount of time on the payroll in the applicable three (3) year cycle; provided, however, for Seasoned Performance Shares in the Executive's Initial Employment Agreement, the period of time in each performance cycle prior to the Effective Date of the Initial Employment Agreement shall be counted in determining the prorated amount; and (vi) vesting and payout of the April 2001 Individual Deferral established in the Initial Employment Agreement.

                           (d)      Termination Due to Disability. The Company
shall have the right to terminate Executive's employment as a result of Executive's inability to perform Executive's duties under this Agreement by reason of any physical or mental impairment, which inability is expected to continue for more than twelve (12) months ("Disability"). In the event that Executive's employment is terminated during the Term due to Executive's Disability, Executive shall be entitled to the following benefits in addition to, but not duplicative of, those provided for in Section 5(a) above: (i) disability benefits in accordance with the disability program then in effect for Other Senior Executives (and the terms of such disability program shall govern exclusively the Executive's rights to benefits thereunder); (ii) the Financial Counseling Benefit; (iii) all outstanding options, whether or not then exercisable, shall become exercisable and shall remain exercisable in accordance with the terms of the grants governing Disability; (iv) lapse of restrictions on Restricted Stock and Restricted Stock Units; (v) payout at target for each Performance Share Cycle in which the Executive was participating at the time of Executive's Disability, prorated for the amount of time on the payroll in the applicable three (3) year; provided, however, for Seasoned Performance Shares in the Executive's Initial Employment Agreement, the period of time in each performance cycle prior to the Effective Date of the Initial Employment Agreement shall be counted in determining the prorated amount; and (vi) payout of the April 2001 Individual Deferral established in the Initial Employment Agreement.

                           (e)      Rights upon a Change in Control. Upon the
occurrence of a Change in Control, (i) all rights and benefits of Executive that were subject to vesting immediately prior to the Change in Control under any employee benefit plan of the Company, other than qualified defined benefit pension plans, shall become fully vested (and, to the extent applicable, shall also become exercisable and/or unrestricted), including, without limitation, stock option, Performance Shares, Restricted Stock and Restricted Stock Units awards, special deferral arrangements (including, without limitation, the April 2001 Deferral, but excluding the Special Individual Deferral if not already vested at such time), non-qualified pension plans and qualified savings plans; and (ii) Executive shall be entitled to a pro rata payment of her Annual Bonus.

                           (f)      Severance in Connection with a Change in
Control. In the event of a termination Executive's employment by the Company without Cause or by the Executive for Good Reason within two years following a Change in Control, Executive shall be entitled to all the payments and benefits provided for in Sections 5(a) and 5(b) hereof, provided, however, that the severance payment in clause (i) of Section 5(b) shall be equal to the following: three (3) times the sum of (i) Executive's Base Salary for the year in which the termination occurs; (ii) Executive's target Annual Bonus for the year in which the termination occurs; and (iii) Executive's target Performance Shares Value for the year in which the termination occurs. In addition, Executive shall be entitled to (i) a lump sum cash payment in an amount sufficient to provide fully paid death benefits in the same amount as provided to Executive under the Company's Senior Management Life Universal Insurance Program; (ii) full vesting of benefits under the Company's qualified defined benefit plans and a lump sum payment option with respect thereto; and (iii) the Gross Up Payment (as defined below).

                  For purposes of this Agreement, "Change in Control" shall have the meaning set forth in the AT&T 1997 Long Term Incentive Plan as in effect on the date hereof.

                           (g)      Termination by Voluntary Resignation or for
Cause. In the event that the Executive resigns without Good Reason, which shall include a Notice of Non-Renewal by Executive (a "Voluntary Resignation"), Executive shall receive nothing further under this Agreement except for (i) Base Salary earned but unpaid as of the effective date of a Voluntary Resignation;
(ii) any Annual Bonus earned with respect to a completed fiscal year of the Company that is unpaid as of the effective date of a Voluntary Resignation, provided that Executive is on the Company's payroll on the payment date; (iii) any benefits due to Executive under any employee benefit plans of the Company and any payments due to the Executive under any Company policy, program, arrangement or agreement (including, without limitation reimbursement for previously incurred expenses) that are not by their terms subject to forfeiture in the event of a Voluntary Resignation; and (iv) stock options, Performance Shares, Restricted Stock, Restricted Stock Units and any other equity-based awards that are vested as of the effective date of a Voluntary Resignation shall continue according to the terms of the award applicable to a Voluntary Resignation. In the event that the Company terminate the Executive's employment for Cause, then the Executive shall be entitled to nothing further under this Agreement except as required by applicable law and all Long Term Incentive Compensation previously promised or awarded (whether vested or not) shall be cancelled as of the termination date.

                  For purposes of this Agreement "Cause" shall mean:

                           (i)      Executive's conviction (including a plea of
guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;

                           (ii)     violation by Executive of the Company's Code
of Conduct or Non-Competition Guideline;

                           (iii)    gross omission or gross dereliction of any
statutory, common law or other duty of loyalty to the Company or any of its affiliates; or

                           (iv)     repeated failure to carry out the duties of
Executive's position despite specific instruction to do so.

                  Notwithstanding anything in this Agreement or in the Severance Plan to the contrary, "Cause" shall not exist unless the provisions of this
Section 8(f) are complied with. The Executive shall be given written notice by the Company of the intention to terminate Executive for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and
(B) to be given within six (6) months of the Company learning of such act or acts or failure or failures to act. The Executive shall have ten (10) calendar days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If Executive fails to cure such conduct, the Executive shall then be entitled to a hearing before a meeting of the Board of Directors. Such hearing shall be held within fifteen (15) calendar days of such notice to the Executive, provided Executive requests such hearing within ten
(10) calendar days of the written notice from the Company of the intention to terminate Executive for Cause. If, within five (5) calendar days following such hearing, the Executive is furnished written notice by the Company confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause. Any purported termination for Cause that fails to comply with the foregoing requirements shall be conclusively deemed to be a termination by the Company without Cause. Company may suspend Executive during the pendency of the foregoing process; provided that Executive shall continue to receive all compensation and benefits during such suspension; provided, further that such suspension may not be effected if it prevents or hinders Executive's ability to cure Executive's conduct.

                  6. Confidentiality of Trade Secrets and Business Information. The Executive agrees that Executive will not, at any time during Executive's employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, "Confidential Information"), obtained during the course of such employment, except for disclosures and uses required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law; provided that, if the Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, Executive shall promptly notify the Company and cooperate with the Company in seeking a protective order against such disclosure.

                  7. Return of Information. The Executive agrees that at the time of any termination of Executive's employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, Executive will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in Executive's possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent the Executive from retain copies of personal contact information to the extent such copies do not contain any Confidential Information.

                  8. Covenants of the Executive. (a) Noncompetition. In consideration for the compensation payable to the Executive under this Agreement, including compensation under the Initial Employment Agreement specifically incorporated into the Agreement under Sections 4(g), 4(h) and 4(i), the Executive agrees that Executive will not, during Executive's employment with the Company and for a period of one (1) year after any Termination, render services to a competitor, regardless of the nature thereof, or engage in any activity which is in conflict with or adverse to the interest of the Company, as defined on the Effective Date by the AT&T Non-Competition Guideline (hereinafter referred to as a "Competitive Activity"). The Executive recognizes that this obligation includes, and is not limited to, an agreement that Executive shall not work for a competitor of AT&T Corp. as an the Executive, consultant, independent contractor or in any other capacity for a period of one (1) year following any Termination, regardless of whether the Termination is at the instance of the Company or the Executive, and regardless of whether the Executive is entitled to severance pay as a result thereof. The foregoing shall not prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding common stock, capital stock and/or equity of any publicly traded entity so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

                           (a)      Noninterference. During the Executive's
employment with the Company and for a period of one (1) year following any Termination, the Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company. During the Executive's employment with the Company and for a period of one (1) year following any Termination, the Executive agrees not to directly or indirectly solicit any customer or business partner of the Company to terminate, alter or modify its relationship with the Company or interfere with the Company's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company.

                           (b)      Forfeiture. Notwithstanding any other
provision of this Agreement or of any Employee Benefit Plan or other plan, policy, arrangement or agreement, the Company may, subject to the provisions of applicable law and in accordance with the terms of the Non-Competition Guideline, in its discretion, determine to cause the Executive to forfeit any and all payments and benefits from the Company and its affiliates (except those made from Company-sponsored tax-qualified pension or welfare plans) to which Executive may otherwise be entitled, whether under this Agreement or otherwise, if Executive violates any of Executive's obligations under the Non-Competition Guideline; provided, that before imposing such forfeiture, the Company shall first given the Executive written notice of the violation and its intent to cause such forfeiture, and an opportunity to cure such violation; and provided, further, that no such notice shall be required if either (i) the Company had previously notified the Executive that the conduct or proposed conduct in question violated or would violate Executive's obligations under the Non-Competition Guideline, or (ii) such conduct is not capable of being cured.

                  9. Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 6 through 8 above is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event the Executive breached any such covenants; (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under Sections 6 through 8 would be inadequate; and (iv) even the threat of any misuse of the Confidential Information of the Company would be irreparably harmful because of the importance of that Confidential Information. The Executive therefore agrees and consents that if Executive commits any breach of a covenant under Sections 6 through 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of Sections 6 through 8 is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 8 are found by a court or an arbitrator to be unreasonable, the Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the covenants of Sections 6 through 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

                  10. Cooperation After Termination of Employment. Following the termination of Executive's employment for any reason and for a period of six years thereafter, the Executive shall reasonably cooperate with the Company with respect to the prosecution or defense by the Company of any legal proceedings in which the Executive is or could be a witness. The Executive's obligation to cooperate pursuant to this Section 10 shall continue until such legal proceedings are concluded or Executive's services as a witness or consultant are no longer required. The Company shall reimburse the Executive for Executive's time (at an hourly rate based on Executive's last Base Salary), plus all travel and other out-of-pocket expenses required by Executive's obligations under this Section 10.

                  11. Resolution of Disputes. Any disputes arising under or in connection with this Agreement, other than Sections 6 through 8 above, shall first be addressed by third-party mediation and, if such mediation fails to resolve such dispute within sixty days, by binding arbitration, to be held in New Jersey. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator but not the attorneys' fees of the Executive; provided, however, that the Company shall reimburse the Executive for attorneys' fees if the Executive prevails in such arbitration on any material issue.

                  12. Certain Additional Payments. (a) If any element of compensation or benefit provided to the Executive under the terms of this Agreement, or under any other Company plan, program, policy or other arrangement ("Benefit"), either alone or in combination with other elements of compensation and benefits paid or provided to the Executive, constitutes an "excess parachute payment", as that term is defined in Section 280G of the Internal Revenue Code and the regulations thereunder, and subjects the Executive to the excise tax pursuant to Section 4999 of the Internal Revenue Code, and any interest and penalties thereon (collectively, the "Excise Tax"), then the Executive shall be entitled to an additional lump-sum cash payment from the Company (the "Gross Up Payment"), subject to mandatory withholding, in an amount equal to the Excise Taxes (including the Excise Tax attributable to the Gross Up Payment related to the Benefit), plus any income and FICA taxes, and any interest and penalties thereon attributable to the Gross Up Payment. For purposes of calculating an Gross Up Payment to the Executive in any year, it shall be assumed (i) that the inclusion of the Gross Up Payment in the Executive's Federal adjusted gross income shall result in the maximum disallowance of itemized deductions related to such inclusion, and (ii) that Executive is subject to Federal and applicable state and local income taxes at the highest marginal Federal and applicable state and local income tax rates, respectively, for the year in which the Gross Up Payment is made. Also, the Gross Up Payment to the Executive shall reflect the Federal tax benefits attributable to the deduction of applicable state and local income taxes.

                           (b)      Subject to the provisions of paragraph (c)
below, all determinations required to be made under this section, including whether and when an Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions utilized in arriving at such determinations, shall be made by the Company's independent accounting firm responsible for auditing the Company's financial statements for the annual period in which the determinations are made. The Accounting Firm shall provide detailed supporting calculations to the Company and to the Executive within thirty (30) business days of the receipt of notice from the Company or the Executive that there has been a Benefit provided to which this section applies (or such earlier time as requested by the Company). Any Gross Up Payment, as determined pursuant to this paragraph (b), shall be paid by the Company to the Executive within fifteen (15) business days of the receipt of the Accounting Firm's determination.

                           (c)      (i)  If it is established pursuant to a
final determination of a court or an Internal Revenue Service proceeding, or in the opinion of independent counsel whose opinion is agreed upon by the Company and the Executive, that the Excise Tax payable by the Executive on the Benefit is less than the amount initially taken into account under paragraph (a) for purposes of calculating the Gross Up Payment related to such Benefit, the Accounting Firm shall recalculate the Gross Up Payment, based on the results of the judicial determination or Internal Revenue Service proceeding to reflect the actual Excise Tax related to such Benefit. Within thirty (30) business days following the later of (i) the Executive's receipt of notice of the results of such recalculation from the Accounting Firm and/or the Company, or (ii) the Executive's receipt of a refund from the Internal Revenue Service, related to the Excise Tax on such Benefit, the Executive shall repay to the Company the excess of the initial Gross Up Payment over the recalculated Gross Up Payment.

                                    (ii) If it is established pursuant to a
final determination of a court or an Internal Revenue Service proceeding, or in the opinion of an independent counsel agreed upon by the Company and the Executive, that the Excise Tax payable by the Executive on the Benefit is more than the amount initially taken into account under paragraph (a) for purposes of calculating the Gross Up Payment, the Accounting Firm shall recalculate the Gross Up Payment to reflect the actual Excise Tax. Within fifteen (15) business days following the Company's receipt of notice of the results of such recalculation from the Accounting Firm, the Company shall pay to the Executive the excess of the recalculated Gross Up Payment over the initial Gross Up Payment.

                           (d)      All fees and expenses of the Accounting Firm
shall be borne solely by the Company.

                           (e)      The Executive shall notify the Company in
writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross Up Payment or the recalculation of a Gross Up Payment. The notification shall apprise the Company of the nature of such claim, including (1) a copy of the written claim from the Internal Revenue Service, (2) the identification of the element of compensation and/or benefit that is the subject of such Internal Revenue Service claim, and (3) the date on which such claim is requested to be paid. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive receives notice in writing of such claim.

                  Within ten (10) business days following receipt of the notification of the Internal Revenue Service written claim from the Executive, the Company shall pay to the Executive an Gross Up Payment, or the excess of a recalculated Gross Up Payment over the initial Gross Up Payment, as applicable, related to the element of compensation and/or benefit which is the subject of the Internal Revenue Service claim. Within ten (10) business days following such payment to the Executive, the Executive shall provide to the Company written evidence that she had paid the claim to the Internal Revenue Service (the United States Treasury).

                  The failure of the Executive to properly notify the Company of the Internal Revenue Service claim (or to provide any required information with respect thereto) shall not affect any rights granted to the Executive under this section, except to the extent that the Company is materially prejudiced in the challenge to such claim as a direct result of such failure. If the Company notifies the Executive in writing, within sixty (60) business days following receipt from the Executive of notification of the Internal Revenue Service claim, that it desires to contest such claim, the Executive shall:

                           (i)      give the Company any information reasonably
requested by the Company relating to such claim;

                           (ii)     take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

                           (iii)    cooperate with the Company in good faith in
order effectively to contest such claim; and

                           (iv)     permit the Company to participate in any
proceedings relating to such claim if the Company elects not to assume and control the defense of such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax and FICA tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this section, the Company shall have the right, at its sole option, to assume the control of all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim, and may direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, that any extension of the statute of limitations relating to payment of tax for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's rights to assume the control of the contest shall be limited to issues with respect to which an Gross Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. To the extent that the contest to the Internal Revenue Service claim is successful, the Gross Up Payment related to the element of compensation and/or benefit that was the subject of the claim shall be recalculated in accordance with the provisions of paragraph (c)(ii).

                  13. Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of New York, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if Executive has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by Executive in connection with a Proceeding within twenty (20) calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that Executive is not entitled to be indemnified against such costs and expense. Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 16(a) above that indemnification of the Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct. The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers. Such insurance coverage shall be maintained for at least six (6) years following any Change of Control. In addition to, and not in limitation of the foregoing, the terms of the letter agreement dated December 17, 2001 between C. Michael Armstrong and the Executive shall remain in full force and effect during the Term.

                  14. The Executive's Representations. The Executive hereby represents and warrants that the Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity. The Executive acknowledges that before signing this Agreement, Executive was given the opportunity to read it, evaluate it and discuss it with Executive's personal advisors and attorney and with representatives of the Company. The Executive further acknowledges that the Company has not provided the Executive with any legal advice regarding this Agreement.

                  15. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier; to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                           If to the Company:

                                    AT&T Corp.
                                    900 Route 202/206N
                                    Post Office Box 752
                                    Bedminster, N.J.  07921
                                    Attention:  Executive Vice President,
                                       Human Resources

                           If to the Executive:

                                    Betsy Bernard
                                    900 Route 202/206N
                                    Bedminster, N.J. 07921

                  16. Assignment and Successors. (a) The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of any sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor to which this Agreement is assigned or that assumes this Agreement by operation of law or otherwise. The provisions of this Section 14(b) are not intended to, and in no way shall, limit Executive's rights and entitlement under Sections 5(b) and 5(e) of this Agreement.

                  17. Governing Law; Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of New Jersey, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

                  18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  19. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  20. Costs Associated with Agreement. The Company shall reimburse the Executive for the costs incurred by The Executive for financial counseling and attorneys' fees associated with negotiation and preparation of this Agreement. To the extent the Company's reimbursement under this Section 18 results in taxable income to the Executive, the Company will provide a tax allowance to offset the federal and state income and Medicare portion of FICA tax impact of this payment (to the extent not otherwise deductible or for which Executive is not entitled to an offsetting reduction in taxable income) and an additional allowance to offset the federal and state income and Medicare portion of FICA tax impact of the tax allowance itself.

                  21. No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

                  22. No Mitigation/Offset. The Executive shall not be obligated to mitigate the amount of any payments due under this Agreement and, except as specifically provided in Section 8(c) hereof, no payments or benefits under this Agreement shall be subject to reduction, offset or forfeiture for any reason.

                  23. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

                  24. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including without limitation any term sheet and the Initial Employment Agreement (including but not limited to the Special Voluntary Termination), except where the Initial Employment Agreement or any other document is specifically incorporated into this Agreement.

                  25. Duration of Terms. The respective rights and obligations of the parties hereunder shall survive any termination of Executive' employment, the Term or this Agreement to the extent necessary to give effect to such rights and obligations.

                  26. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the Executive has hereunto set Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                                        /s/ Betsy Bernard
                                        -------------------------
                                            Betsy Bernard

                                        AT&T Corp.

                                        By: /s/ Mirian M. Graddick-Weir
                                           --------------------------------
                                           Mirian M. Graddick-Weir
                                           Executive Vice-President
                                           Human Resources

                                          B. Bernard Special Individual Deferral
                                                                    Attachment A

         This Arrangement will detail and document the terms of a Special Individual Deferral (the SID) which will be provided to you as part of employment agreement with AT&T Corp. (the "Company"), dated as of October 1, 2002 (the "Employment Agreement").

         Under this Arrangement, the SID will be established in your name. The maintenance, vesting, forfeiture and distribution of the SID shall be in accordance with the following terms and conditions.

                  As of October 1, 2003 (hereinafter the "Effective Date"), and contingent upon your continued employment with the Company through the Effective Date, the Company shall credit the SID with an initial balance of three million two hundred thousand dollars ($3,200,000). The SID will be fully vested and non-forfeitable on the Effective Date and you will be responsible for applicable FICA and Medicare taxes on the amount vested on such date. The Company shall credit interest to the SID, compounded as of the end of each calendar quarter following the Effective Date, at a rate equal to the sum of one-quarter (1/4) of the average rate applicable to the 10 year Treasury Note for the prior calendar quarter, plus .5%.

         The SID will be maintained as a bookkeeping account on the records of the Company and you will have no present ownership right or interest in the SID, nor in any assets of the Company with respect thereto. You shall not have any right to receive any payment with respect to the SID, except as expressly provided below. The SID may not be assigned, pledged or otherwise alienated by you and any attempt to do so, or any garnishment, execution or levy of any kind with respect to the SID, will not be recognized.

         This Arrangement may not be amended or waived, unless the amendment or waiver is in a writing signed by you and AT&T's Executive Vice President - Human Resources.

         The applicable SID balance shall be paid to you in a single lump sum payment as soon as administratively feasible following the earliest to occur of:
(i) your written election to receive such payment, subject to a 10% reduction in your SID balance, notwithstanding the full vesting and non-forfeitability of your SID on the Effective Date; (ii) December 31, 2004 (unless deferred pursuant to clause (iii)); (iii) a Deferral Date (as defined below) or (iv) your termination from the Company for any reason following the Effective Date. For purpose of determining the SID balance, interest shall be credited through the end of the calendar quarter in which the applicable payment date occurs. Notwithstanding any provision herein to the contrary, in the event a change in applicable law or regulation is reasonably likely to result in the recognition of income by you for income tax purposes following the Effective Date in respect of the SID, the SID balance shall be paid to you as soon as practicable following the earliest date that such law or regulation would be reasonably likely to cause you to recognize income in respect of the SID.

         "Deferral Date" means a date, elected by you in writing no later than one calendar year prior to the date certain on which the SID balance would otherwise be paid, until which such payment will be deferred; provided that such date shall be at least five calendar years after the date on which the payment was originally due. By way of example, if you wish to defer payment beyond December 31, 2004, you must elect to do so no later than December 31, 2003, and you may not elect a Deferral Date prior to December 31, 2009.

         In the event of Change in Control (as defined in the Employment Agreement), the Company shall deposit the entire amount of your SID balance into an account for your benefit under a "rabbi" trust established by the Company upon the Change in Control. Any interest earned on your SID balance following a Change in Control will also be deposited into the rabbi trust account when earned.

         In the event of your termination for any reason prior to the Effective Date, the SID will not be established for you.

         It is understood and agreed that you will not talk about, write about or otherwise publicize the terms or existence of this Arrangement or any fact concerning its execution or implementation unless required by law or to enforce the terms of this Arrangement. You may, however, discuss its contents with your legal and/or financial counselor, provided that you advise them of your obligations of confidentiality and that any disclosures made by any of them may be treated by the Company as disclosures made by you for purposes of this provision.

         THIS ARRANGEMENT IS NOT AN EMPLOYMENT CONTRACT AND SHOULD NOT BE CONSTRUED OR INTERPRETED AS CONTAINING ANY GUARANTEE OF CONTINUED EMPLOYMENT. THE EMPLOYMENT RELATIONSHIP WITH THE COMPANY IS BY MUTUAL CONSENT ("EMPLOYMENT-AT-WILL"). THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO TERMINATE THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON. LIKEWISE, THE COMPANY RESERVES THE RIGHT TO DISCONTINUE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE AT ANY TIME AND FOR ANY REASON.

         Payments from the SID are in addition to and not in lieu (nor will it or anything in this agreement postpone, reduce or negate impact) of qualified or non-qualified pension, savings, or other retirement plan, program or arrangement covering you. The SID payments provided under this Arrangement are subject to payroll tax withholding and reporting, and amounts credited to the SID are not included in the base for calculating benefits (nor shall such amounts offset any benefits) under any employee or Senior Management benefit plan, program or practice.

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without regard to its conflict of laws rule.

                                          B. Bernard Special Individual Deferral
                                                                    Attachment X

         This Arrangement will detail and document the terms of a Special Individual Deferral (the SID) which will be provided to you as part of your new Employment Agreement.

         Under this Arrangement, the SID will be established in your name. The maintenance, vesting, forfeiture and distribution of the SID shall be in accordance with the following terms and conditions.

         As of October 1, 2003 (hereinafter the "Effective Date"), and contingent upon your continued employment with the Company, AT&T Corp. (hereinafter "the Company") shall credit the SID with an initial balance of three million two hundred thousand dollars ($3,200,000). The SID will vest on the Effective Date and you will be responsible for applicable FICA and Medicare taxes on the amount vested on such date. The Company shall credit interest to the SID, compounded as of the end of each calendar quarter, at a rate equal to the sum of one-quarter (1/4) of the average rate applicable to the 10 year Treasury Note for the prior calendar quarter, plus .5%.

         The SID will be maintained as a bookkeeping account on the records of the Company and you will have no present ownership right or interest in the SID, nor in any assets of the Company with respect thereto. You shall not have any right to receive any payment with respect to the SID, except as expressly provided below. The SID may not be assigned, pledged or otherwise alienated by you and any attempt to do so, or any garnishment, execution or levy of any kind with respect to the SID, will not be recognized.

         This Arrangement may not be amended or waived, unless the amendment or waiver is in a writing signed by you and AT&T's Executive Vice President - Human Resources.

         The SID balance shall be paid to you in a single lump sum payment as soon as administratively feasible in the calendar quarter immediately following your termination from the Company. Interest shall be credited through the end of the calendar quarter in which the termination occurs.

         In the event of your termination for any reason prior to the Effective Date, the SID will not be established for you.

         It is understood and agreed that you will not talk about, write about or otherwise publicize the terms or existence of this Arrangement or any fact concerning its execution or implementation unless required by law or to enforce the terms of this Arrangement. You may, however, discuss its contents with your legal and/or financial counselor, provided that you advise them of your obligations of confidentiality and that any disclosures made by any of them may be treated by the Company as disclosures made by you for purposes of this provision.

         THIS ARRANGEMENT IS NOT AN EMPLOYMENT CONTRACT AND SHOULD NOT BE CONSTRUED OR INTERPRETED AS CONTAINING ANY GUARANTEE OF CONTINUED EMPLOYMENT. THE EMPLOYMENT RELATIONSHIP WITH THE COMPANY IS BY MUTUAL CONSENT ("EMPLOYMENT-AT-WILL"). THIS MEANS THAT EMPLOYEES HAVE THE RIGHT TO TERMINATE THEIR EMPLOYMENT AT ANY TIME AND FOR ANY REASON. LIKEWISE, THE COMPANY RESERVES THE RIGHT TO DISCONTINUE YOUR EMPLOYMENT WITH OR WITHOUT CAUSE AT ANY TIME AND FOR ANY REASON.

         Payments from the SID are in addition to and not in lieu (nor will it or anything in this agreement postpone, reduce or negate impact) of qualified or non-qualified pension, savings, or other retirement plan, program or arrangement covering you. The SID payments provided under this Arrangement are subject to payroll tax withholding and reporting, and amounts credited to the SID are not included in the base for calculating benefits (nor shall such amounts offset any benefits) under any employee or Senior Management benefit plan, program or practice.

         The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws rule.